Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-261496

Prospectus Supplement No. 2

(to Prospectus dated April 29, 2022)

SAB Biotherapeutics, Inc. Up to 14,434,301 Shares of Common Stock Up to 5,958,600 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 29, 2022 (the “Prospectus”), related to: (a) the offer and sale from time to time of an aggregate of up to 14,434,301 shares of common stock, $0.0001 par value per share (the “Common Stock”), and (b) the offer and sale from time to time of an aggregate of up to 5,958,600 shares of Common Stock which consists of (i) the issuance of up to 208,600 shares of Common Stock upon exercise of 208,600 warrants issued in a private placement to Big Cypress Holdings LLC (the “Sponsor”), in connection with the initial public offering of Big Cypress Acquisition Corp. (the “Private Placement Warrants”), and (ii) the issuance of up to 5,750,000 shares of Common Stock issuable upon exercise of 5,750,000 warrants issued in the initial public offering of Big Cypress Acquisition Corp. (the “Public Warrants,” and, together with the Private Placement Warrants, the “Warrants”), with the information contained in our Current Report on Form 8-K , filed with the Securities and Exchange Commission (“SEC”) on June 6, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Common Stock and Public Warrants are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “SABS” and “SABSW”, respectively. On June 3, 2022, the last reported sales price of Common Stock was $2.13 per share and the last reported sales price of our Public Warrants was $0.16 per warrant.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Common Stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 15 of the Prospectus and in any applicable prospectus supplement to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 6, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 06, 2022

SAB BIOTHERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39871	85-3899721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 East 54th Street North
Sioux Falls, South Dakota		57104
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 605 679-6980

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	SABS	The NASDAQ Stock Market LLC
Warrants, each exercisable for one share of Common Stock at an exercise price of $11.50 per share	SABSW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On June 6, 2022, the Company appointed Alexandra Kropotova, M.D., as Chief Medical Officer (CMO), to play a critical role in progressing SAB’s proprietary immune and autoimmune disorders pipeline.

Dr. Kropotova brings to SAB more than 20 years of experience in all phases of global clinical development, translational medicine and medical affairs. Prior to joining SAB, Dr. Kropotova was the Therapeutic Area Head at Global Specialty R&D at Teva Pharmaceuticals, where she led innovative drug development focused on delivering on a broad portfolio of immunology, respiratory, and immuno-oncology assets spanning from pre-IND to BLA/NDA filing of biologics and complex drug-device combination products.

Prior to her tenure at Teva, Dr. Kropotova served in various roles at Sanofi, including Vice President, Strategy & Strategic Planning Head, North American Medical Affairs; Associate Vice President and subsequently Vice President, Immuno-Inflammation, Global R&D Clinical Development; and Senior Medical Director, Respiratory, Allergy & Anti-Infectives. She served in various roles at Pfizer Inc., most recently as Director & Head of Global Clinical Respiratory and Analgesics. She also serves on the Board of Directors at iBio, a global leader in plant-based biologics manufacturing and development of novel biopharmaceuticals.

Dr. Kropotova received her MBA from Ohio University Graduate School of Business in Athens, Ohio; and her M.D. in Internal Medicine from the Vladivostok State Medical University in Vladivostok, Russia.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The exhibits listed on the Exhibit Index are incorporated herein by reference.

Exhibit Number	Description
99.1	Press Release of the Company, dated June 6, 2022
104	Cover Page Interactive Data File-the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SAB Biotherapeutics, Inc.

Date:	June 6, 2022	By:	/s/ Eddie J. Sullivan
Eddie J. Sullivan Chief Executive Officer